PRICING SUPPLEMENT	File No. 333-132911
(To MTN Prospectus Supplement, General Prospectus Supplement	Rule 424(b)(3)
and Prospectus, each dated March 31, 2006)
Pricing Supplement Number: 2581

Merrill Lynch & Co., Inc.

Medium-Term Notes, Series C

Due Nine Months or More from Date of Issue

Floating Rate Notes

Principal Amount:	$25,000,000	Original Issue Date:	September 20, 2006

CUSIP Number:	59018YYG0	Stated Maturity Date:	September 15, 2010

Issue Price:	100.00%

Interest Calculation:	Day Count Convention:
x	Regular Floating Rate Note	x	Actual/360
Inverse Floating Rate Note	30/360
(Fixed Interest Rate):	Actual/Actual

Interest Rate Basis:
x	LIBOR	Commercial Paper Rate
CMT Rate	Eleventh District Cost of Funds Rate
Prime Rate	CD Rate
Federal Funds Rate	Other (see attached)
Treasury Rate
Designated CMT Page:	Designated LIBOR Page:

CMT Moneyline Telerate Page:	LIBOR MoneylineTelerate Page:	3750

LIBOR Reuters Page:

Index Maturity:	One Month	Minimum Interest Rate:	Not Applicable

Spread:	0.1400%	Maximum Interest Rate:	Not Applicable

Initial Interest Rate:	Calculated as if the Original Issue	Spread Multiplier:	Not Applicable
Date was an Interest Reset Date

Interest Reset Dates:	Monthly, on the 20th, commencing on
October 20, 2006, subject to modified following Business Day convention.

Interest Payment Dates:	Monthly, on the 20th, commencing on
October 20, 2006, subject to modified following Business Day convention.
Short Stub at the last payment.

Repayment at the Option of the Holder:	The Notes cannot be repaid prior to the Stated Maturity Date.

Redemption at the Option of the Company:	The Notes cannot be redeemed prior to the Stated Maturity Date.

Form:	The Notes are being issued in fully registered book-entry form.

Trustee:	JPMorgan Chase Bank

Underwriting Discount:	0.0000%

Dated:	September 6, 2006